Exhibit 10.1

Fisher Communications, Inc. Performance Award Program

Program Overview

The Fisher Communications, Inc. Performance Award Program (Program) is an incentive plan that awards restricted stock units (RSUs) based on Fisher Communications, Inc.’s (Company) performance results over a one-year period (Performance Period). Awards under the Program are subject to the approval of the Compensation Committee of the Board of Directors (Compensation Committee). The Program is administered under the Company’s 2008 Equity Incentive Plan (Plan), including the provisions of Section 16 of the Plan relating to compliance with Section 162(m) of the Code. Capitalized terms not otherwise defined herein have the meanings set forth in the Plan.

Eligibility

The Compensation Committee determines the participants in the Program who will generally be limited to corporate officers. To be eligible to participate in the Program, a person must be an employee of the Company on the first day of the applicable Performance Period, unless otherwise determined by the Compensation Committee.

Form of Awards; Settlement and Vesting

Once earned, RSU awards will be evidenced by a written agreement that will contain the terms, conditions and limitations of such awards. RSUs will continue to vest over three additional years (subject to continued employment) and will be settled in shares of Company Common Stock.

Target Awards

Target awards will be communicated to each participant at the beginning of the applicable Performance Period and will be represented as a target number of RSUs that may be granted, subject to achievement of performance measures.

Performance Period

The Performance Period under the Program is defined as January 1 through December 31 of each calendar year. Company performance over the applicable one-year Performance Period determines what percentage of the target award is earned.

Performance Measures

Performance measures will be established by March 30 of each applicable Performance Period. Performance measures are focused on Company-wide financial, operational or market results, as set forth in Section 16 of the Plan and as determined by the Compensation Committee in its sole discretion.

Award Schedule

The award schedule will specify threshold, target, and maximum Company financial performance levels, as well as performance levels in between, and the corresponding percentage of the target award that will be earned for each performance level, ranging from 0-200 percent of the target award level, as determined by the Compensation Committee.

Award Determination

Following the completion of the applicable Performance Period, in accordance with the award schedule, the Compensation Committee will determine and approve the RSU awards to be granted to each participant. Any such RSU awards will be granted no later than April 15 of the year immediately following completion of the applicable Performance Period.

RSU Award Vesting

One-fourth of the RSU award will vest at the time the RSU award is granted following completion of the applicable Performance Period. The remaining portion of the RSU award will subsequently vest in increments equal to one-fourth of the original grant on the first, second and third anniversaries of the date the RSU award is granted.

Program Event	Timing
Grant of RSU Award	No later than April 15 of the year immediately following completion of applicable Performance Period

25% of RSU Award vested	On grant date of RSU Award

50% of RSU Award vested	One year from grant date of RSU Award

75% of RSU Award vested	Two years from grant date of RSU Award

100% of RSU vested	Three years from grant date of RSU Award

Program Administration

The Compensation Committee will approve final disposition of all matters pertaining to the administration of the Program. The Compensation Committee’s decisions affecting the construction of the Program will be final and binding on all parties.

This material is intended only as a summary of the Program. The Program is governed by the Plan and anything in these materials which is inconsistent with the Plan document will be superseded by the Plan document.

Other Considerations

Termination — In the event of termination of a participant’s employment for any reason during the applicable Performance Period or after the applicable Performance Period but prior to the granting of an RSU award, such participant will not be entitled to receive an RSU award or Company Common Stock in settlement thereof, unless otherwise approved by the Compensation Committee. In the event of termination of a participant’s employment for any reason after the granting of an RSU award, any unvested portion of such RSU award will be forfeited, unless otherwise approved by the Compensation Committee.

Change in Control — In the event of a Change in Control, the Compensation Committee, in its sole discretion, will determine the effect of such Change in Control on outstanding awards under the Program (1) during a Performance Period or (2) after a Performance Period but prior to the granting of RSU awards. RSU awards that have been granted will be subject to the Change in Control provisions set forth in the Plan.

Clawback — Any awards granted hereunder will be subject to any clawback or recoupment policy adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the Company Common Stock is listed.

Amendment or Termination of the Program — The Compensation Committee, in its sole discretion and in compliance with Section 162(m), may terminate, amend or modify this Program at any time, including, but not limited to reducing the number of RSUs that may be granted hereunder.

Right of Assignment — No right or interest in the Program is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

No Right of Employment — Participation under this Program does not guarantee any right to continued employment; management reserves the right to dismiss participants. Participation in any one Performance Period does not guarantee the participant the right to participation in any subsequent Performance Period.